PROSPECTUS Dated June 2, 1997                               Amendment No. 1 to
PROSPECTUS SUPPLEMENT                             Pricing Supplement No. 59 to
Dated June 2, 1997                        Registration Statement No. 333-27919
                                                 March 3, 1998; Rule 424(b)(3)

                Morgan Stanley, Dean Witter, Discover & Co.
                        MEDIUM-TERM NOTES, SERIES C
                          Senior Fixed Rate Notes

                              --------------

               The Fixed Rate Notes, as further described below and in the Prospectus Supplement under "Description of Notes--Fixed Rate Notes," will bear interest from the date of issuance until the principal amount thereof is paid or made available for payment at the rate set forth below.

               The Fixed Rate Notes will be redeemable in whole, but not in part, at the option of Morgan Stanley, Dean Witter, Discover & Co. (the "Company") upon not less than 30 nor more than 35 calendar days notice on any March 17 or September 17, commencing March 17, 2000.

               Under the Taxpayer Relief Act of 1997, with respect to an individual, the long-term capital gain, if any, recognized on an asset held for more than eighteen months may be subject to a lower rate (or rates) of United States federal income taxation than the long-term capital gain recognized on an asset held for eighteen months or less.

Principal Amount:        $15,500,000

Maturity Date:           March 17, 2013

Settlement Date
  (Original Issue Date): March 17, 1998

Interest Accrual Date:   March 17, 1998

Issue Price:             100%

Specified Currency:      U.S. Dollars

Redemption Percentage:   100%

Redemption Dates:        Redeemable in whole, but not in part, at the
                         option of the Company upon not less than 30 nor more than 35 calendar days notice on any March 17 or September 17, commencing March 17, 2000

Annual Redemption
  Percentage Reduction:  N/A

Interest Rate:           6.70% per annum

Interest Payment Dates:  The seventeenth day of each month, commencing
                         April 17, 1998


Interest Payment Period: Monthly

Total Amount of OID:     N/A

Original Yield to
  Maturity:              N/A

Initial Accrual Period
  OID:                   N/A

Book Entry Note or
  Certificated Note:     Book Entry Note

Senior Note or
  Subordinated Note:     Senior Note

Agent:                   Morgan Stanley & Co. Incorporated

Trustee:                 The Chase Manhattan Bank

Minimum Denomination:    $1,000

CUSIP:                   61745EMA6

Capitalized terms not defined above have the meanings given to such terms in the accompanying Prospectus Supplement.

                        MORGAN STANLEY DEAN WITTER